EXHIBIT 10.3
Letter Agreement between AAB, Inc. and W2 Energy, Inc.

Patrick H. Rafferty
Vice President and Director
ABB Inc.
501 Merritt 7
Norwalk, CT 06856

Michael McLaren
President, Chief Executive Officer
W2 Energy Inc.
26 Densley Ave.
Toronto, Ontario
Canada M6M 2R1

Re: W2 Energy Inc. Financial Arranger Contract

Dear Mr. McLaren:

By this letter agreement (the "W2 Energy Inc. Financial Arranger Contract ", or the “Contract”), W2 Energy Inc. and its affiliates, including management and controlling stockholders (“Client" or “W2”), hereby engages ABB Inc. (“Arranger” or “ABB”), upon the terms and subject to the conditions set forth herein, and Arranger agrees to be so engaged, to assist Client, as requested in the arranging of debt and/or equity financing for the Biomass to Liquid Transportation Fuels and Electricity Co-generation Project to be located in Guelph Ontario Canada the ("Project”).

I. Tasks and Obligations of Arranger

As financial advisor, ABB will advise the Client on options for the financial structure of the Project, potential sources of financing, and certain project negotiations.

Specifically, ABB will provide W2 the following services:

a)	Assisting W2 in the development of a financing plan for the Project;

b)	Assisting and maintaining with W2 a financial model specifically tailored to the Project, and suitable for presentation;

c)	Identifying with W2 the critical financing issues and developing mitigants, as necessary;

d)	AssistingW2 with certain discussions and negotiations with the various relevant parties involved in agreements relating to the Project including, but not limited to

1.	financial agreements, supply agreements, offtake agreements, and the EPC contract;

2.
Assisting in the preparation of descriptive materials including an information memorandum, offering documents and term sheets, and any other documents and agreements to be used in connection with a financing of the Project;

3.	Assisting in identifying potential lenders and/or equity participants, presenting the financial structure of the Project to them, and coordinating with them as necessary;

4.	Advising on structuring, negotiating, and closing the financing for the Project; and

5.	Assisting in the implementation of the financing for the Project in co-ordination with all relevant parties.

II. ABB Organization

For the Project, Patrick H. Rafferty shall lead ABB’s effort, and he shall act as the primary contact for W2 within the ABB organization. Support may be provided by ABB’s world-wide project and trade finance network as required.

III. Fees and Payment

For the foregoing services, W2 agrees to pay ABB the following amounts:

a)	A success fee (the "Success Fee") equal to .75% of the Total Project Financing per Project. "Total Project Financing" means:

1.	all debt financing arranged by ABB, of whatever kind and from whatever source, provided to or used by or for the benefit of the Project; and

2.	such equity capital as ABB may have assisted in arranging for the Project.

W2 shall pay 100% of the Success Fee:

a)	Upon financial closing of the financing for the Project, or

b)
If the Project secures such financing as described in Section III a) above from sources other than those arranged by ABB, W2 will pay ABB a reduced Success Fee equal to .375% of the financing ABB was looking to raise for the Project, or

c)	If no project financing has occurred by October 24, 2006, and to the extent that ABB has diligently performed its tasks and obligations as arranger, W2 shall pay ABB $50,000 before April 24, 2007.

Either fee in Section 3 b) or C) above shall be referred to as the “Reduced Success Fee”.

W2 agrees to pay ABB the Success Fee or Reduced Success Fee, as appropriate, within 10 (ten) days of Financial Closing. "Financial Closing" means the earlier of (i) such date on which the principal loan(s) or similar agreements covering the debt financing for any Project are executed by the debt providers (or if debt financing is not used, the date on which the principal agreements for equity or other financing arrangements are executed) and (ii) the date on which the Project is closed without financing arranged by ABB.

In addition to the pricing arrangements detailed above, W2 agrees to reimburse ABB monthly for reasonable Out-of-Pocket Expenses which ABB incurs in connection with providing services to W2. "Out-of-Pocket Expenses" include (i) travel and related expenses and other disbursements made by ABB in connection with providing W2 the services hereunder and (ii) any fees and expenses related to agents, consultants and tax and legal advisors which ABB deems advisable to use. ABB will seek W2’s approval in advance for any individual expense expected to exceed USD 10,000.

Other than as provided elsewhere in this Agreement, W2 agrees to pay all amounts due to ABB in USD within thirty (30) days of W2’s receipt of ABB’s invoice.

The Client authorizes ABB to send all invoices for amounts due to ABB under this Agreement to W2 Energy Inc., 26 Densley Ave. Toronto, Ontario, Canada M6M 2R1.

IV. Other

As W2’s financial advisor, ABB will take (and the client hereby so authorize us to take) such actions in W2’s name as ABB deems reasonably necessary to provide the services itemized hereunder, including contacting potential providers of funds, government agencies, and others. If ABB deems it necessary, W2 agrees to provide ABB with a power of attorney or similar document to help ABB carry out such actions on W2’s behalf.

As partial consideration of ABB’s services to W2, W2 agrees to the indemnification and other terms of the General Terms and Conditions to Engagement Agreements that form part of this Engagement. References to "Agreement" shall mean this letter and such General Terms and Conditions. Any reference to the term of this Agreement shall include any extensions hereof. Client acknowledges and consents that ABB may have relationships with other parties involved in any Project, such as suppliers, developers, and providers of funds.

Each party and each individual signing below on its behalf represents and warrants that such individual is authorized to do so and that his/her signature is sufficient to make this Agreement legal, valid and binding on such party. The Client represents and warrants that W2 is not using, and shall not use during the course of this Engagement, any other financial or similar advisor in connection with the Project, without ABB’s prior written consent.

V. Termination; Agreement to Comply.

This Agreement is effective as of the date first written above. Either party may terminate it with or without Cause at any time with 30 days' written notice. "Cause" for purposes of this Part V shall mean the gross negligence or willful misconduct of the other party.

At termination of this Agreement the Client agrees to pay ABB all amounts due hereunder that have not been paid as of the date of such termination. This will include any amounts outstanding hereunder and for reimbursement of Out-of-Pocket Expenses. The Client agrees to pay, if not already paid, the Success Fee or any applicable Reduced Success Fee (i) at such date of termination, if Financial Closing has occurred, or (ii) otherwise on the date of Financial Closing that occurs within one year of the date of such termination, if ABB has terminated this Agreement without Cause.

Kindly confirm W-2’s agreement with the foregoing terms by signing where indicated below on this letter. Please return one signed copy to ABB.

We are delighted to have this opportunity to work together with W-2’s.

Yours sincerely,

/s/Patrick H. Rafferty
Vice President & Director
ABB Inc.

ACCEPTED AND AGREED:

/s/Michael McLaren     Date
Chief Executive Officer
W2 Energy Inc.

GENERAL TERMS AND CONDITIONS TO ENGAGEMENT AGREEMENTS

1.
Client agrees (i) to provide ABB with all information related to the Project in Client’s possession or control or which Client could reasonably obtain, (ii) to inform ABB timely of developments concerning the Project or the financing, (iii) to make available to ABB sufficient of Client’s personnel and their time, (iv) to assist ABB in obtaining such consents, approvals, meetings and authorizations as ABB may deem necessary for the fulfillment of its services and (v) to be responsible for making its own evaluation and determination in relation to the Project and any transactions entered into in connection therewith.

2.
Client agrees that it will provide information that is true, accurate and complete to the best of its knowledge, that ABB will be entitled to rely upon it without independent verification, and that Client will be liable for such information and any reliance thereon by any party.

3.
Should Client have any complaint or dissatisfaction with any aspect of ABB services, Client agrees to so notify ABB in writing as soon as possible but no later than 30 days after the occurrence of the event giving rise thereto.

4.
Each party represents and agrees that no party not a signatory hereto has or shall have any privity, interest in or rights in respect of this Agreement. Client represents and warrants that this Agreement does not breach any agreement it has with any other party. Client agrees that ABB has not made any commitments or representations with regard to the provision of funds, any provider of funds, or any other party. Fees payable to any arranger or provider of funds in connection with the Project are in addition to the fees payable under this Agreement.

5.
Client will have no obligation to indemnify ABB in respect of any loss, claim, liability, or expense ("Liability") if caused directly by the gross negligence or intentional wrongdoing of ABB. In all other cases, Client agrees to indemnify ABB, and its affiliates, employees and officers, and hold them harmless, in respect of any Liability relating to or arising out of this Agreement, the Project, or the services hereunder. ABB shall only be liable in relation to this Agreement for its gross negligence and willful misconduct and such liability shall always be limited to the amounts it has received from Client under this Agreement. Notwithstanding anything in this Agreement to the contrary, neither party shall be liable for special, indirect, punitive, or consequential damages or losses including, without limitation, damages or losses of any of the following types: (i) which do not flow directly and immediately from such party's actions or omissions; (ii) which represent lost profits or lost opportunities; (iii) which arise from the intervention of circumstances even if such circumstances were contemplated by the parties at the time this Agreement was signed; or (iv) which are not reasonably foreseeable or a natural consequence of such party's actions or omissions.

6.
ABB will be entitled to suspend its services so long as any amount due from Client hereunder remains unpaid. Any applicable project retainer fee will be payable in its entirety in advance for each month this Agreement is in effect. All amounts due from Client under this Agreement are payable to such ABB account in such country as ABB shall specify, in immediately available funds, and free and clear of any taxes, withholding or deduction. Fees and expenses paid hereunder are non-refundable.

7.
Any opinion, advice, analysis or summary ABB provides Client orally or in writing is for Client’s exclusive and confidential use in connection with the Project and no other person may use it or rely on it. Client agrees not to disclose the same to any party without ABB’s prior written consent. Any financial model and other materials developed by ABB (the "Materials") will remain ABB’s property. However, so long as Client remains in compliance with this Agreement, Client may use the Materials for Client’s own use in connection with the Project or its business, but it may not disclose the Materials to any party without ABB’s prior written consent. The parties agree to keep this Agreement and the terms hereof confidential.

8.
No party may assign this Agreement or any of the rights or obligations hereunder to any other party without the prior written consent of the other party or parties hereto, which shall not be unreasonably withheld.

9.
This Agreement shall be governed by the laws of New York, without giving affect to any provision thereof that would require application of the laws of any other jurisdiction. Any dispute arising in connection with this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with said Rules. The place of the arbitration shall be New York, NY and the language of the arbitration shall be English. Client waives any immunity or right to claim immunity that it now has or may later acquire.

10.
This Agreement represents the entire understanding between the parties on the subject matter hereof and replaces and overrides any previous agreement, understanding, and discussions between them thereon. No modification or amendment of this Agreement is valid if not in writing and signed by authorized representatives of each party. Paragraphs 2, 5, 6, 7, 9 and 10 hereof and any payment obligation of a party, not satisfied as of termination, shall survive termination of this Agreement.